EXHIBIT 21

                   SUBSIDIARIES OF CASTLE DENTAL CENTERS, INC.

                                             STATE OF           PERCENTAGE
        COMPANY NAME                       INCORPORATION       OF OWNERSHIP

JHCDDS, Inc.                                Texas                100%

Castle Dental Centers of Florida, Inc.      Florida              100%

Castle Dental Centers of Tennessee, Inc.    Tennessee            100%

Castle Dental Centers of Texas, Inc.        Texas                100%

Castle Dental Centers of Arkansas, Inc.     Arkansas             100%

Castle Dental Centers of Louisiana, Inc.    Louisiana            100%

Castle Dental Centers of Oklahoma, Inc.     Oklahoma             100%

Castle Dental Centers of New York, Inc.     New York             100%